Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media Relations	Helen Rowan	904-357-9806

For release at 8:00 a.m. EDT

Rayonier Reports Third Quarter 2009 Results

JACKSONVILLE, Fla., Oct. 27, 2009 – Rayonier (NYSE:RYN) today reported third quarter net income of $81 million, or $1.01 per share. Year-to-date net income was $215 million, or $2.69 per share.

The 2009 results include a special item for earnings related to the alternative fuel mixture credit (“AFMC”) of $49 million, or 61 cents per share and $128 million, or $1.61 per share, for the three and nine months ended September 30, 2009, respectively. Excluding the AFMC, third quarter earnings were $32 million, or 40 cents per share, compared to $29 million, or 36 cents per share, in the prior year period. Earnings for the nine months ended September 30, 2009, excluding the AFMC, were $86 million, or $1.08 per share, compared to $105 million, or $1.32 per share, in the first nine months of 2008.

Cash provided by operating activities was $214 million for the nine months ended September 30, 2009 compared to $248 million in 2008. Year-to-date cash available for distribution1 was $163 million compared to $164 million in 2008. (See Schedule D for more details.)

Lee M. Thomas, Chairman, President and CEO said, “We generated solid cash flows in the third quarter as strong Performance Fibers sales and continued interest in our rural properties helped offset the negative impact of the housing market on our timber segment.

“Additionally, in the third quarter, we successfully issued $173 million of six-year, 4.5 percent Senior Exchangeable Notes and are using a portion of the proceeds to pay off a maturing note in December. Overall, our unique business mix, manageable debt maturities, and ample liquidity continue to provide good operating flexibility,” said Thomas.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Timber

Third quarter sales and operating income of $46 million and $1 million increased $4 million and $2 million from the prior year period, respectively. Year-to-date sales of $125 million declined $20 million from prior year, while operating income decreased $21 million to an operating loss of $1 million.

In the Eastern region, sales and operating income increased from the prior year periods reflecting higher volumes and lower costs. However, these improvements were largely offset by a sales mix shift from sawtimber to lower-price pulpwood. The year-to-date results also benefited from increased non-timber income.

In the Western region, sales declined but operating results improved for the third quarter compared to the prior year. The results reflected lower sales prices and improved logging and transportation costs. Year-to-date sales and operating income decreased from 2008 due to lower prices and volumes from weak markets and planned harvest reductions. Additionally, operating income was impacted by higher depletion expense, partially offset by lower other costs.

Real Estate

Sales of $22 million were $4 million below third quarter 2008, while operating income of $13 million declined $1 million. Increased rural property sales were more than offset by lower non-strategic timberland and development acres, as well as, reduced rural prices.

For the nine month period, sales of $90 million were $11 million above the prior year period, while operating income of $51 million increased $1 million. Higher non-strategic timberland volumes were partially offset by lower per acre prices due to sales mix and reduced rural property sales primarily due to timing.

Performance Fibers

For the quarter, sales of $217 million were $7 million above the prior year period, while operating income of $50 million increased $6 million. The results reflect higher cellulose specialties prices somewhat offset by lower fluff prices and increased costs.

For the nine month period, sales of $598 million were $25 million higher than 2008, while operating income of $125 million increased $8 million. The results reflect higher cellulose specialties prices mostly offset by increased costs, declines in fluff prices and lower cellulose specialties volumes as many customers delayed orders into the back half of 2009.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Other Items

Excluding the impact of the AFMC, Corporate and other expenses were $6 million and $21 million for the quarter and nine months ended September 2009, respectively. Third quarter and year-to-date expenses declined $1 million from the prior year periods primarily due to a third quarter 2009 insurance recovery partially offset by foreign exchange losses.

Interest and other expenses were $1 million and $2 million higher for the three and nine months ended September 2009 compared to 2008, respectively. The third quarter of 2008 included a $1 million favorable IRS settlement. The year-to-date results reflect higher average net debt balances, partially offset by lower interest rates.

Third quarter effective tax rates before discrete items were 25.2 percent and 14.3 percent in 2009 and 2008, respectively. For the nine months ended, the effective tax rates before discrete items were 22.1 percent and 15.5 percent in 2009 and 2008, respectively. The increased rates in 2009 were due to proportionately higher earnings from the taxable REIT subsidiary (“TRS”).

Including discrete items, the effective tax rates for the quarter and year-to-date were 17.8 percent and 14.6 percent compared to 23.0 percent and 17.9 percent in 2008, respectively. In the third quarter of 2008, the Company recorded discrete tax items related to its New Zealand operations.

For the nine months ended 2009, $12 million of the AFMC was used to offset the TRS’ federal estimated income tax payments. An additional $9 million is expected to be applied against income tax payments during the fourth quarter; a cash refund for the remaining AFMC is anticipated to be received in 2010 after filing of the 2009 tax return.

Outlook

“We remain encouraged by signs of economic improvement, including solid demand for our Performance Fibers products and stable pulpwood markets. Our expectation of a gradual recovery in housing leads us to continue to hold off harvest of our more valuable sawtimber until pricing improves,” said Thomas.

“For the full year 2009, we anticipate EBITDA to be approximately 10 percent below 2008, and EPS (excluding AFMC) to be about 20 percent below 2008. Cash generation is expected to remain strong, with CAD comparable to 2008 and well above our $2.00 per share dividend,” Thomas concluded.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Further Information

A conference call will be held on Tuesday, October 27, 2009 at 2:00 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging on to www.rayonier.com and following the link. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. Financial Presentation materials are available at the website. A replay will be available on the site shortly after the call.

For further information, visit the company’s website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

[1]	Cash available for distribution (CAD) is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is one of the world’s leading producers of high-value specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier’s future financial and operational performance, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current economic downturn, which is impacting many areas of our economy, including the housing market, availability and cost of credit, pricing of raw materials and energy and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; changes in energy and raw material prices, particularly for our performance fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind-exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; and changes in tax laws that could reduce the benefits associated with REIT status, or the alternative fuel mixture credit discussed in this document.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market, the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company’s most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

September 30, 2009 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Sales	$300.6	$278.7	$317.5	$858.7	$906.5

Costs and expenses
Cost of sales	231.8	216.7	252.7	672.8	700.7
Selling and general expenses	16.0	14.3	16.2	45.0	48.0
Other operating income, net (a)	(58.3)	(86.5)	(0.4)	(147.7)	(5.3)

Operating income (a)	111.1	134.2	49.0	288.6	163.1
Interest expense	(12.8)	(12.2)	(11.8)	(37.6)	(37.4)
Interest and other income, net	0.3	0.2	0.3	0.5	2.4

Income before taxes	98.6	122.2	37.5	251.5	128.1
Income tax expense	(17.5)	(14.5)	(8.6)	(36.7)	(22.9)

Net income	$81.1	$107.7	$28.9	$214.8	$105.2

Income per Common Share:
Basic
Net income	$1.03	$1.37	$0.37	$2.72	$1.34

Diluted
Net income	$1.01	$1.35	$0.36	$2.69	$1.32

Pro forma net income (b)	$0.40	$0.36	$0.36	$1.08	$1.32

Weighted average Common
Shares used for determining
Basic EPS	79,145,323	78,913,563	78,580,895	78,956,526	78,404,815

Diluted EPS	80,107,115	79,789,075	79,571,363	79,746,034	79,389,285

(a)	Includes $55.8 million and $85.9 million for the alternative fuel mixture credit during the three months ended September 30, 2009 and June 30, 2009, respectively, and $141.8 million for the nine months ended September 30, 2009.

(b)	Pro forma net income excludes earnings for the alternative fuel mixture credit of $0.61 per share and $0.99 per share for the three months ended September 30, 2009 and June 30, 2009, respectively, and $1.61 per share for the nine months ended September 30, 2009. Pro forma net income is a non-GAAP measure, see Schedule D for a reconciliation to the nearest GAAP measure.

-A-

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

September 30, 2009 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2009		December 31, 2008
Assets
Cash and cash equivalents	$153.1		$61.7
AFMC receivable, net	133.3		—
Other current assets	257.2		217.3
Timber and timberlands, net of depletion and amortization	1,191.7		1,255.0
Property, plant and equipment	1,414.4		1,393.6
Less - accumulated depreciation	(1,068.1)		(1,042.8)

Net property, plant and equipment	346.3		350.8
Investment in New Zealand JV	48.8		43.0
Other assets	161.8		154.1

	$2,292.2		$2,081.9

Liabilities and Shareholders’ Equity
Current liabilities	$166.4		$159.6
Long-term debt	809.1		746.6
Non-current liabilities for dispositions and discontinued operations	90.2		96.4
Other non-current liabilities	148.8		140.4
Shareholders’ equity	1,077.7		938.9

	$2,292.2		$2,081.9

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2009		2008
Cash provided by operating activities:
Net income	$214.8		$105.2
Depreciation, depletion, amortization	126.8		112.0
Non-cash basis of real estate sold	6.3		7.6
Other non-cash items included in income	17.8		25.8
Changes in working capital and other assets and liabilities	(151.4	)(a)	(2.4)

	214.3		248.2

Cash used for investing activities:
Capital expenditures	(65.1)		(74.9)
Purchase of timberlands	—		(229.5)
Change in restricted cash	1.2		4.6
Other	(7.7)		(8.4)

	(71.6)		(308.2)

Cash used for financing activities:
Borrowings, net of repayments and issuance costs	67.8		44.4
Dividends paid	(118.5)		(117.6)
Issuance of common shares	9.2		8.2
Repurchase of common shares	(1.4)		(3.7)
Excess tax benefits from equity-based compensation	2.3		3.4
Purchase of exchangeable note hedge	(23.5)		—
Proceeds from issuance of warrant	12.5		—

	(51.6)		(65.3)

Effect of exchange rate changes on cash	0.3		(0.8)

Cash and cash equivalents:
Change in cash and cash equivalents	91.4		(126.1)
Balance, beginning of year	61.7		181.1

Balance, end of period	$153.1		$55.0

(a)	Includes $128.3 million of working capital increases for the alternative fuel mixture credit.

-B-

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

September 30, 2009 (unaudited)

(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30, 2009	June 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Sales
Timber	$46.5	$43.6	$42.9	$125.0	$145.4
Real Estate	21.9	41.4	26.0	89.9	78.8
Performance Fibers
Cellulose specialties	173.1	134.7	156.8	464.5	436.5
Absorbent materials	43.7	42.4	53.3	133.1	135.6

Total Performance Fibers	216.8	177.1	210.1	597.6	572.1

Wood Products	13.3	12.5	24.1	37.5	67.5
Other Operations	8.5	9.0	14.4	23.2	42.7
Intersegment Eliminations	(6.4)	(4.9)	—	(14.5)	—

Total sales	$300.6	$278.7	$317.5	$858.7	$906.5

Pro forma operating income/(loss) (a)
Timber	$1.0	$0.4	$(1.4)	$(0.9)	$20.1
Real Estate	12.8	24.2	14.0	51.4	50.4
Performance Fibers	49.5	34.7	43.0	125.1	116.8
Wood Products	(2.0)	(2.5)	0.3	(8.1)	(2.6)
Corporate and other	(6.0)	(8.5)	(6.9)	(20.7)	(21.6)

Pro forma operating income (a)	$55.3	$48.3	$49.0	$146.8	$163.1

(a)	Corporate and other excludes $55.8 and $85.9 million of operating income related to the alternative fuel mixture credit for the three months ended September 30, 2009 and June 30, 2009, respectively, and $141.8 million for the nine months ended September 30, 2009. Pro forma operating income is a non-GAAP measure, see Schedule D for a reconciliation to the nearest GAAP measure.

-C-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

September 30, 2009 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):

	Nine Months Ended
	September 30, 2009	September 30, 2008
Cash provided by operating activities	$214.3	$248.2
Capital expenditures (b)	(65.1)	(74.9)
Change in committed cash	21.8	3.5
Like-kind exchange tax benefits on real estate sales (c)	—	(9.0)
Other	(7.7)	(4.1)

Cash Available for Distribution	$163.3	$163.7

(a)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the tax benefits associated with certain strategic acquisitions, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing.

(b)	Capital spending excludes strategic acquisitions.

(c)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

PRO FORMA OPERATING INCOME AND NET INCOME:

	Three Months Ended
	September 30, 2009		June 30, 2009		September 30, 2008
		Per Diluted Share		Per Diluted Share		Per Diluted Share
	$		$		$
Operating Income	$111.1		$134.2		$49.0
Alternative Fuel Mixture Credit	(55.8)		(85.9)		—

Pro Forma Operating Income	$55.3		$48.3		$49.0

Net Income	$81.1	$1.01	$107.7	$1.35	$28.9	$0.36
Alternative Fuel Mixture Credit	(49.1)	(0.61)	(79.3)	(0.99)	—	—

Pro Forma Net Income	$32.0	$0.40	$28.4	$0.36	$28.9	$0.36

			Nine Months Ended
			September 30, 2009		September 30, 2008
				Per Diluted Share		Per Diluted Share
			$		$
Operating Income			$288.6		$163.1
Alternative Fuel Mixture Credit			(141.8)		—

Pro Forma Operating Income			$146.8		$163.1

Net Income			$214.8	$2.69	$105.2	$1.32
Alternative Fuel Mixture Credit			(128.5)	(1.61)	—	—

Pro Forma Net Income			$86.3	$1.08	$105.2	$1.32

-D-